Exhibit 23.2

CONSENT OF INDEPENDENT ENGINEERS

As independent engineering consultants, Williamson Petroleum Consultants, Inc. hereby consents to the use of our report entitled “Evaluation of Oil and Gas Reserves to the Interests of Clayton Williams Energy, Inc. in Domestic Oil and Gas Properties and to the Interests of Warrior Gas Company in the Gataga Gas Unit No. 5A, Vermejo (Ellenburger) Field, Loving County, Texas Effective December 31, 2005 for Disclosure to the Securities and Exchange Commission Williamson Project 5.9105” dated February 23, 2006 and data extracted therefrom (and all references to our Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about March 16, 2006 and to the incorporation by reference of this Form 10-K Annual Report (including the use of our report and references to our Firm herein) into that certain Registration Statement on Form S-3 filed by Clayton Williams Energy, Inc. with the Securities and Exchange Commission, file number 333-116825, and those certain Registration Statements on Form S-8 filed by Clayton Williams Energy, Inc. with the Securities and Exchange Commission, file numbers 33-68320, 33-68318, 33-68316, 33-69688, and 33-92834 covering the Bonus Incentive Plan of Clayton Williams Energy, Inc., 1993 Stock Compensation Plan of Clayton Williams Energy, Inc., Outside Directors Stock Option Plan of Clayton Williams Energy, Inc., Clayton Williams Energy, Inc. 401(k) Plan & Trust, and the Executive Incentive Stock Compensation Plan of Clayton Williams Energy, Inc., respectively.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

March 15, 2006